United States
Securities and Exchange Commission
Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

December 29, 2004

Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

Commission File No. 2-40764

IRS Number: 44-0308260

Telephone Number: (816) 753-7000

Item 2.01 Completion of Acquisition or Disposition of Assets.

        Kansas City Life Insurance Company has reached agreement to sell its 50 percent stake in real estate near the Paradise Village Mall in Phoenix, Arizona for $54 million. The Company has agreed to sell its interests in two separate transactions. Most of the property interests are being sold to The Macerich Company, which controls the other 50 percent interest in the properties. The sales are expected to close by December 31, 2004 and result in a pretax realized investment gain of approximately $40 million.

Item 9.01 - Financial Statements and Exhibits.

        (c) Press Release of Kansas City Life Insurance Company dated as of December 29, 2004.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     KANSAS CITY LIFE INSURANCE COMPANY
                                                                   (Registrant)

                                                     By:/s/William A. Schalekamp
                                                           William A. Schalekamp
                                                           Senior Vice President,
                                                           General Counsel & Secretary
December 29, 2004
        (Date)

Exhibit (c) to Form 8-K

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, Contact:
December 29, 2004	Tracy W. Knapp, Sr. Vice President,Finance
(816) 753-7000

Kansas City Life announces sale of real estate for $54 million

         KANSAS CITY, Mo. - Kansas City Life Insurance Company has reached agreement to sell its 50 percent stake in real estate near the Paradise Village Mall in Phoenix, Arizona for $54 million. The Company has agreed to sell its interests in two separate transactions. Most of the property interests are being sold to The Macerich Company, which controls the other 50 percent interest in the properties. The sales are expected to close by December 31, 2004 and result in a pretax realized investment gain of approximately $40 million.

         Kansas City Life acquired its interest in the Paradise Village properties more than 20 years ago and has seen the property develop into one of the most prominent retail properties in the Phoenix market. The property has been a tremendous investment over the years, primarily due to excellent local property management and a burgeoning retail market in Phoenix, according to R. Philip Bixby, President and Chief Executive Officer of Kansas City Life. "Although the Paradise Village investment has performed better than we could have anticipated more than 20 years ago, the property is now fully developed and values have never been higher. We believe it makes sense for us to pursue reinvestment in other assets," Bixby said. Real estate accounted for approximately 3 percent of Kansas City Life's total investments at December 31, 2003, and the Company actively pursues development and acquisition of real estate.

         The sale is expected to contribute approximately $26 million to after tax net income during the fourth quarter. The Company has earned $25 million in net income through the first nine months of 2004. Based upon the number of shares outstanding as of September 30, 2004, the sale is expected to add approximately $2.20 per share to net income and book value.

About Kansas City Life:
         Kansas City Life Insurance Co., founded in 1895, is a Missouri corporation with national headquarters in Kansas City, Mo. The Company's primary sales emphasis is life insurance and annuities. Total revenues were $446 million in 2003. Life insurance in force and assets totaled $32 billion and $4.6 billion at the end of the year 2003, respectively. The Company operates in 48 states and the District of Columbia. For more information, please visit www.kclife.com.

         Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the possibility of unforeseen changes in the political, economic or regulatory environment, demographic changes and others.

# # # # #